July 2023 MSELN542-AAPL Registration Statement No. 333-259205 Pricing Supplement Dated July 14, 2023 Filed Pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

$3,972,000 Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due August 5, 2025
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The Trigger PLUS are senior unsecured obligations of Royal Bank of Canada, do not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document. The amount that you will receive at maturity will depend upon the performance of the underlying stock set forth below. At maturity, if the final share price on the valuation date is greater than the initial share price, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the underlying stock, subject to the maximum payment at maturity. If the final share price on the valuation date is less than or equal to the initial share price, but is greater than or equal to the trigger price, you will receive the principal amount. However, if the final share price on the valuation date is less than the initial share price by more than 20%, investors will lose 1% of the stated principal amount for every 1% that the final share price is less than the initial share price. The Trigger PLUS are for investors who seek a return linked to the underlying stock and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leveraged return feature, which applies to a limited range of positive performance of the underlying stock. Investors may lose their entire initial investment in the Trigger PLUS. The Trigger PLUS are senior notes issued as part of Royal Bank of Canada’s Global Medium-Term Notes, Series I program. All payments on the Trigger PLUS are subject to the credit risk of Royal Bank of Canada.
SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underlying stock:	The common stock of Apple Inc. (Bloomberg symbol: “AAPL UW Equity”)
Aggregate principal amount:	$3,972,000
Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS
Pricing date:	July 14, 2023
Issue date:	July 19, 2023
Valuation date:	July 31, 2025, subject to adjustment for non-trading days and certain market disruption events
Maturity date:	August 5, 2025
Payment at maturity (per Trigger PLUS):
If the final share price is greater than the initial share price:
$1,000 + $1,000 × leverage factor × share percent change
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger price:
$1,000
If the final share price is less than the trigger price:
$1,000 + $1,000 × share percentage change
This amount will be less than $800. You will lose at least 20% of the principal amount if the final share price is less than the trigger price.

Maximum payment at maturity:	$1,386 per Trigger PLUS (138.60% of the stated principal amount).
Leverage factor:	150%
Share percent change:	(final share price – initial share price) / initial share price
Trigger price:	$152.55, which is 80% of the initial share price (rounded to two decimal places)
Initial share price:	$190.69, which was the closing price of the underlying stock on the pricing date
Final share price:	The closing price of the underlying stock on the valuation date times the adjustment factor on that date
Share adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying stock, as discussed in more detail below.
CUSIP/ISIN:	78016NKE6 / US78016NKE66
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”).
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per Trigger PLUS	$1,000	$20.00(1)
		$5.00(2)	$975.00
Total	$3,972,000	$99,300	$3,872,700
(1)
RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $25.00 per $1,000 stated principal amount and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $20.00 for each Trigger PLUS that MSWM sells. See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”

(2)	Of the amount per $1,000 stated principal amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $5.00 for each Trigger PLUS.
The initial estimated value of the Trigger PLUS as of the pricing date was $975.78 per $1,000 principal amount, which is less than the price to public. The market value of the Trigger PLUS at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.
An investment in the Trigger PLUS involves risks. See “Risk Factors” beginning on page 7 of this document, page S-2 of the prospectus supplement, and page 1 of the prospectus.
None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the Trigger PLUS or passed upon the adequacy or accuracy of this document.  Any representation to the contrary is a criminal offense. The Trigger PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Trigger PLUS are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest. Please also see “Additional Terms of the Trigger PLUS” in this document.
Prospectus Supplement dated September 14, 2021
Prospectus dated September 14, 2021

Trigger PLUS Based on the Performance of the Apple Inc. due August 5, 2025 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Investment Summary
Trigger Performance Leveraged Upside Securities
Principal at Risk Securities
The Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due August 5, 2025 (the “Trigger PLUS”) can be used:
◾	As an alternative to direct exposure to the underlying stock that enhances returns for a certain range of positive performance of the underlying stock, subject to the maximum payment at maturity.
◾	To potentially outperform the underlying stock in a moderately bullish scenario.
◾	To avoid loss in the event of a decline of the underlying stock as of the valuation date, but only if the final share price is greater than or equal to the trigger price.
The Trigger PLUS are exposed on a 1:1 basis to the full negative performance of the underlying stock if the final share price is less than the trigger price.
Maturity:	Approximately 2 years
Leverage factor:	150%
Trigger price:	80% of the initial share price
Maximum payment at maturity:	$1,386 per Trigger PLUS (138.60% of the stated principal amount).
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Coupon:	None

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Trigger PLUS Based on the Performance of the Apple Inc. due August 5, 2025 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Key Investment Rationale
The Trigger PLUS offer leveraged exposure to the positive performance of the underlying stock, subject to the maximum payment at maturity. At maturity, if the closing price of the underlying stock has increased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the underlying stock, subject to the maximum payment at maturity of $1,386 per Trigger PLUS. If the closing price of the underlying stock has decreased by no more than 20%, investors will receive the stated principal amount. However, if the closing price of the underlying stock has decreased by more than 20%, investors will lose 1% of the principal amount for every 1% decline in the final share price from the initial share price. Investors may lose their entire initial investment in the Trigger PLUS.
Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying stock, subject to the maximum payment at maturity.
Trigger Feature
At maturity, even if price of the underlying stock has declined over the term of the Trigger PLUS, you will receive your stated principal amount, but only if the final share price is greater than or equal to the trigger price.

Upside Scenario
The final share price is greater than the initial share price and, at maturity, we will pay the stated principal amount of $1,000 plus 150% of the share percent change, subject to the maximum payment at maturity of $1,386 per Trigger PLUS (138.60% of the stated principal amount).

Par Scenario
The final share price is less than or equal to the initial share price but is greater than or equal to the trigger price, which is 80% of the initial share price. In this case, you will receive the principal amount.

Downside Scenario
The final share price is less than the trigger price and, at maturity, we will pay less than the stated principal amount by an amount that is proportionate to the percentage decrease in the price of the underlying stock from the initial share price. This amount will be less than $800 per Trigger PLUS. For example, if the final share price is 70% less than the initial share price, the Trigger PLUS will be redeemed at maturity for a loss of 70% of principal at $300 per Trigger PLUS, or 30% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment.

July 2023	Page 3

Trigger PLUS Based on the Performance of the Apple Inc. due August 5, 2025 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Information
You should read this document together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021, relating to our Senior Global Medium-Term Notes, Series I, of which the Trigger PLUS are a part. This document, together with these documents, contains the terms of the Trigger PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.
You should rely only on the information provided or incorporated by reference in this document, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you. We and Morgan Stanley Wealth Management are offering to sell the Trigger PLUS and seeking offers to buy the Trigger PLUS only in jurisdictions where it is lawful to do so. The information contained in this document and the accompanying prospectus supplement and prospectus is current only as of their respective dates.
If the information in this document differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this document.
You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the accompanying prospectus supplement and prospectus, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
•	Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.
Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

July 2023	Page 4

Trigger PLUS Based on the Performance of the Apple Inc. due August 5, 2025 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
How the Trigger PLUS Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Trigger PLUS for a range of hypothetical percentage changes in the closing price of the underlying stock. The graph is based on the following terms:
Stated principal amount:	$1,000 per Trigger PLUS
Leverage factor:	150%
Trigger price:	80% of the initial share price
Maximum payment at maturity:	$1,386 per Trigger PLUS (138.60% of the stated principal amount).
Minimum payment at maturity:	None

Trigger PLUS Payoff Diagram
Percentage Change in Final Stock Price

July 2023	Page 5

Trigger PLUS Based on the Performance of the Apple Inc. due August 5, 2025 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
How it works
◾
Upside Scenario. If the final share price is greater than the initial share price, then investors would receive the $1,000 stated principal amount plus a return reflecting 150% of the appreciation of the underlying stock over the term of the Trigger PLUS, subject to the maximum payment at maturity. Under the terms of the Trigger PLUS, an investor would realize the maximum payment at maturity at maturity if the final share price is 125.733% of the initial share price.

◾	If the price of the underlying stock appreciates by 3%, the investor would receive a 4.50% return, or $1,045 per Trigger PLUS.
◾	If the underlying stock appreciates by 25.733% or more, the investor would receive only the maximum payment at maturity of $1,386 per Trigger PLUS, or 138.60% of the principal amount.
◾
Par Scenario. If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger price of 80% of the initial share price, the investor would receive the principal amount only.

◾
Downside Scenario. If the final share price is less than the trigger price, the investor would receive an amount that is less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying stock. This amount will be less than $800 per Trigger PLUS. There is no minimum payment at maturity on the Trigger PLUS.

◾
If the price of the underlying stock depreciates by 30%, the investor would lose 30% of the investor’s principal and receive only $700 per Trigger PLUS at maturity, or 70% of the stated principal amount.

July 2023	Page 6

Trigger PLUS Based on the Performance of the Apple Inc. due August 5, 2025 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Risk Factors
An investment in the Trigger PLUS is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Investors in the Trigger PLUS are also exposed to further risks related to the issuer of the Trigger PLUS, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for its most recently completed fiscal year, filed with the SEC and incorporated by reference herein. See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the Trigger PLUS. You should carefully consider whether the Trigger PLUS are appropriate for you in light of your particular circumstances.
Risks Related to the Terms and Structure of the Trigger PLUS
◾
The Trigger PLUS do not pay interest or guarantee return of principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of the principal amount at maturity. If the final share price is less than the trigger price (which is 80% of the initial share price), the payout at maturity will be an amount in cash that is at least 20% less than the $1,000 stated principal amount of each Trigger PLUS. In this case, you will lose a significant portion of your principal amount equal to the full percentage decrease in the price of the underlying stock from the initial share price to the final share price. There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire initial investment in the Trigger PLUS.

◾
The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity. The appreciation potential of the Trigger PLUS reflecting the positive performance of the underlying stock is limited by the maximum payment at maturity of $1,386 per Trigger PLUS, or 138.60% of the stated principal amount. Although the leverage factor provides 150% exposure to any increase in the price of the underlying stock as of the valuation date above the initial share price, because the payment at maturity will be limited to 138.60% of the stated principal amount for the Trigger PLUS, any increase in the final share price over the initial share price by more than 25.733% will not further increase the return on the Trigger PLUS.

◾
Your return on the Trigger PLUS may be lower than the return on a conventional debt security of comparable maturity. The return that you will receive on the Trigger PLUS, which could be negative, may be less than the return you could earn on other investments. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money, such as inflation.

◾
The Trigger PLUS are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to the credit risk of Royal Bank of Canada. If Royal Bank of Canada defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness. Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the Trigger PLUS.

◾
The amount payable on the Trigger PLUS is not linked to the price of the underlying stock at any time other than the valuation date. The final share price will be based on the closing price of the underlying stock on the valuation date, subject to adjustment for non-business days and certain market disruption events. Even if the price of the underlying stock appreciates, or decreases by no more than 20%, prior to the valuation date but then decreases on the valuation date to a price that is less than the trigger price, the payment at maturity will be less, and may be significantly less than it would have been had the payment at maturity been linked to the price of the underlying stock prior to that decrease. Although the actual price of the underlying stock on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final share price, the payment at maturity will be based solely on the closing price of the underlying stock on the valuation date.

◾
We will not hold any shares of the underlying stock for your benefit. The indenture and the terms governing the Tigger PLUS do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any shares of the underlying stock that we or they may acquire. Neither we nor our affiliates will pledge or otherwise hold any such shares for your benefit. Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

◾
Significant aspects of the tax treatment of the Trigger PLUS are uncertain. The tax treatment of an investment in the Trigger PLUS is uncertain. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) or from the

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Trigger PLUS Based on the Performance of the Apple Inc. due August 5, 2025 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Canada Revenue Agency regarding the tax treatment of an investment in the Trigger PLUS, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.
The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the Trigger PLUS even though that holder will not receive any payments with respect to the Trigger PLUS until maturity and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the Trigger PLUS should be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the sections entitled “Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.
Risks Related to the Initial Estimated Value of the Trigger PLUS
◾
The initial estimated value of the Trigger PLUS is less than the price to the public. The initial estimated value that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Trigger PLUS in any secondary market (if any exists) at any time. If you attempt to sell the Trigger PLUS prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the price of the underlying stock, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the agent’s commissions and the estimated costs relating to our hedging of the Trigger PLUS. These factors, together with various credit, market and economic factors over the term of the Trigger PLUS, are expected to reduce the price at which you may be able to sell the Trigger PLUS in any secondary market and will affect the value of the Trigger PLUS in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Trigger PLUS prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions and the hedging costs relating to the Trigger PLUS. In addition to bid-ask spreads, the value of the Trigger PLUS determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Trigger PLUS and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Trigger PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Trigger PLUS to maturity.

◾
Our initial estimated value of the Trigger PLUS is an estimate only, calculated as of the pricing date. The initial estimated value of the Trigger PLUS is based on the value of our obligation to make the payments on the Trigger PLUS, together with the mid-market value of the derivative embedded in the terms of the Trigger PLUS. See “Structuring the Trigger PLUS” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Trigger PLUS. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Trigger PLUS or similar securities at a price that is significantly different than we do.

The value of the Trigger PLUS at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Trigger PLUS in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Trigger PLUS.
Risks Related to the Secondary Market for the Trigger PLUS
◾
The market price of the Trigger PLUS will be influenced by many unpredictable factors. Many factors will influence the value of the Trigger PLUS in the secondary market and the price at which RBCCM may be willing to purchase or sell the Trigger PLUS in the secondary market, including:

◾	the trading price and volatility (frequency and magnitude of changes in value) of the underlying stock,
◾	dividend yield on the underlying stock,
◾	market interest rates,
◾	our creditworthiness, as represented by our credit ratings, our credit spreads or as otherwise perceived in the market,
◾	time remaining to maturity,
◾
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stock, the U.S. equities market generally and which may affect the price of the underlying stock, and

July 2023	Page 8

Trigger PLUS Based on the Performance of the Apple Inc. due August 5, 2025 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
◾	the occurrence of certain events affecting the underlying stock that may or may not require a change to the adjustment factor
The price of the underlying stock may be volatile, and you should not take the historical prices of the underlying stock as an indication of future performance. See “Apple Inc. Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you sell your Trigger PLUS prior to maturity.
◾
The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. RBCCM may, but is not obligated to, make a market in the Trigger PLUS, and, if it chooses to do so at any time, it may cease doing so. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which RBCCM is willing to transact. If, at any time, RBCCM were not to make a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

Risks Relating to the Underlying Stock
◾
Investing in the Trigger PLUS is not equivalent to investing in the underlying stock. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.

◾
If the price of the shares of the underlying stock changes, the market value of the Trigger PLUS may not change in the same manner. Owning the Trigger PLUS is not the same as owning shares of the underlying stock. Accordingly, changes in the price of the underlying stock may not result in a comparable change of the market value of the Trigger PLUS. If the closing price of one share of the underlying stock on any trading day increases above the initial share price or the trigger price, the value of the Trigger PLUS may not increase in a comparable manner, if at all. It is possible for the price of the shares of the underlying stock to increase while the value of the Trigger PLUS declines.

◾
We have no affiliation with the issuer of the underlying stock. Apple Inc. (the “underlying company”) is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the Trigger PLUS. We have not made any due diligence inquiry with respect to the underlying company in connection with this offering.

◾
The historical performance of the underlying stock should not be taken as an indication of its future performance. The price of the underlying stock will determine the amounts to be paid on the Trigger PLUS. The historical performance of the underlying stock does not give an indication of its future performance. As a result, it is impossible to predict whether the price of the underlying stock will rise or fall during the term of the Trigger PLUS. The price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors. The value of the underlying stock may decrease such that you may not receive any positive return of your investment. There can be no assurance that the price of the underlying stock will not decrease so that at maturity you will not lose some or all of your investment.

◾
The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock. RBCCM, as calculation agent, will adjust the adjustment factor for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other corporate actions involving the underlying company, such as mergers. However, the calculation agent will not make an adjustment for every corporate event that can affect the underlying stock. For example, the calculation agent is not required to make any adjustments if the underlying company or anyone else makes a partial tender or partial exchange offer for the underlying stock, nor will adjustments be made following the valuation date. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the Trigger PLUS may be materially and adversely affected.

◾
You must rely on your own evaluation of the merits of an investment linked to the underlying stock. In the ordinary course of their business, our affiliates may have expressed views on expected movement in the underlying stock, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to the underlying stock may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the underlying stock from multiple sources, and you should not rely solely on views expressed by our affiliates.

Risks Relating to Conflicts of Interest

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Trigger PLUS Based on the Performance of the Apple Inc. due August 5, 2025 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
◾
Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the Trigger PLUS. One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the Trigger PLUS (and possibly to other instruments linked to the underlying stock), including trading in the underlying stock. Some of our subsidiaries also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share price, and, as a result, the trigger price, which is the price at or above which the underlying stock must close on the valuation date so that investors do not suffer a loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the price of the underlying stock on the valuation date, and, accordingly, the payout to you at maturity, if any.

◾
We may engage in business with or involving the underlying company without regard to your interests. We or our affiliates may presently or from time to time engage in business with the underlying company without regard to your interests and thus may acquire non-public information about the underlying company. Neither we nor any of our affiliates undertakes to disclose any of that information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the underlying company, which may or may not recommend that investors buy or hold the underlying stock.

◾
We or our affiliates may have adverse economic interests to the holders of the Trigger PLUS. RBCCM and other affiliates of ours may trade the shares of the underlying stock and other financial instruments related to the underlying stock on a regular basis, for their accounts and for other accounts under their management. RBCCM and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the underlying stock. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for those securities or financial instruments, our or their interests with respect to those products may be adverse to those of the holders of the Trigger PLUS. Any of these trading activities could potentially affect the performance of the underlying stock and, accordingly, could affect the value of the Trigger PLUS and the amounts, if any, payable on the underlying stock.

We may hedge our obligations under the Trigger PLUS through certain affiliates, who would expect to make a profit on that hedge. We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time, including around the valuation date, which could have an impact on the return of your Trigger PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates' control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.
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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger PLUS, which may create a conflict of interest. Our wholly owned subsidiary, RBCCM, will serve as the calculation agent. As calculation agent, RBCCM determined the initial share price and the trigger price, and will determine the final share price, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factor and the payment at maturity, if any. Any of these determinations made by RBCCM, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity.

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Trigger PLUS Based on the Performance of the Apple Inc. due August 5, 2025 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Terms of the Trigger PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional Provisions
Closing price:
The “closing price” for the underlying stock (or one unit of any other security for which a closing price must be determined) on any trading day means:
(i)               if the underlying stock (or any such other security) is listed on a national securities exchange (other than the Nasdaq), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Exchange Act, on which the underlying stock (or any such other security) is listed,
(ii)              if the underlying stock (or any such other security) is a security of the Nasdaq, the official closing price published by the Nasdaq on such day, or
(iii)            if the underlying stock (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on that day.
If the underlying stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the Nasdaq, as applicable, is not available under the preceding sentence, then the closing price for one share of the underlying stock (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq or the OTC Bulletin Board on that day. If a market disruption event (as defined below) occurs with respect to the underlying stock (or any such other security) or the last reported sale price or the official closing price published by the Nasdaq, as applicable, for the underlying stock (or any such other security) is not available under either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for the underlying stock (or any such other security) for that trading day obtained from as many recognized dealers in that security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of RBCCM and its successors or any of its affiliates may be included in the calculation of that mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the closing price will be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service.

Postponement of the valuation date:
In the calculation of the final share price, the calculation agent will take into account market disruption events and non-trading days as follows:
If the scheduled valuation date is not a trading day or if there is a market disruption event on that date, the valuation date shall be the next succeeding trading day on which there is no market disruption event; provided that if a market disruption event has occurred on each of the five consecutive trading days immediately succeeding the scheduled valuation date, then (i) that fifth succeeding trading day will be deemed to be the valuation date notwithstanding the occurrence of a market disruption event on that date and (ii) with respect to any that fifth trading day on which a market disruption event occurs, the calculation agent will determine the final share price of the underlying stock on that fifth trading day based on the mean of the bid prices for the underlying stock for that date obtained from as many recognized dealers in that security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of RBCCM or any of its affiliates may be included in the calculation of the mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the final share price will be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Postponement of maturity	If the scheduled valuation date is not a trading day or if a market disruption event occurs on

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Trigger PLUS Based on the Performance of the Apple Inc. due August 5, 2025 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
date:	that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following that valuation date as postponed.
Market disruption events:
“Market disruption event” means:
(a) a suspension, absence or material limitation of trading of the underlying stock on its primary market for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in that market; or a breakdown or failure in the price and trade reporting systems of the primary market for the underlying stock as a result of which the reported trading prices for the underlying stock during the last one-half hour preceding the close of the principal trading session in that market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to the underlying stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the calculation agent in its sole discretion; and
(b) a determination by the calculation agent in its sole discretion that any event described in clauses (a) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Trigger PLUS.
For the purpose of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a market disruption event, (3) a suspension of trading in options contracts on the underlying stock by the primary securities market trading in such contracts by reason of (i) a price change exceeding limits set by that securities exchange or market, (ii) an imbalance of orders relating to such contracts or (iii) a disparity in bid and ask quotes relating to those contracts will constitute a suspension, absence or material limitation of trading in options contracts related to the underlying stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to the underlying stock are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

Antidilution adjustments:
1. If the underlying stock is subject to a stock split or reverse stock split, then once the split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of securities issued in the stock split or reverse stock split with respect to one share of the underlying stock.
2. If the underlying stock is subject (i) to a stock dividend (issuance of additional shares of the underlying stock) that is given ratably to all holders of the underlying stock or (ii) to a distribution of shares of the underlying stock as a result of the triggering of any provision of the corporate charter of the underlying company, then once the dividend has become effective and the underlying stock is trading ex-dividend, the adjustment factor will be adjusted so that the new adjustment factor shall equal the prior adjustment factor plus the product of (i) the number of shares issued with respect to one share of underlying stock and (ii) the prior adjustment factor.
3. If the underlying company issues rights or warrants to all holders of the underlying stock to subscribe for or purchase the underlying stock at an exercise price per share that is less than the closing price of the underlying stock on both (i) the date the exercise price of the rights or warrants is determined and (ii) the expiration date of the rights or warrants, and if the expiration date of the rights or warrants precedes the maturity date of the Trigger PLUS, then the adjustment factor will be adjusted to equal the product of the prior adjustment factor and a fraction, the numerator of which shall be the number of shares of the underlying stock outstanding immediately prior to the issuance of the rights or warrants plus the number of additional shares of the underlying stock offered for subscription or purchase under the rights or warrants and the denominator of which shall be the number of shares of the underlying stock outstanding immediately prior to the issuance of the rights or warrants plus the number of additional shares of the underlying stock which the aggregate offering price of the total number of shares of the underlying stock so offered for

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Trigger PLUS Based on the Performance of the Apple Inc. due August 5, 2025 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

subscription or purchase under the rights or warrants would purchase at the closing price on the expiration date of the rights or warrants, which will be determined by multiplying the total number of shares offered by the exercise price of the rights or warrants and dividing the product so obtained by the closing price.
4. There will be no adjustments to the adjustment factor to reflect cash dividends or other distributions paid with respect to the underlying stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of paragraph 5 below and “Extraordinary Dividends” as described below. A cash dividend or other distribution with respect to the underlying stock will be deemed to be an “Extraordinary Dividend” if that cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for the underlying stock by an amount equal to at least 10% of the closing price of the underlying stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in the underlying stock on the primary U.S. organized securities exchange or trading system on which the underlying stock is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of the Extraordinary Dividend. If an Extraordinary Dividend occurs with respect to the underlying stock, the adjustment factor with respect to the underlying stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new adjustment factor will equal the product of (i) the then current adjustment factor and (ii) a fraction, the numerator of which is the closing price on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price on the trading day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the underlying stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the underlying stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the underlying stock described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend will cause an adjustment to the adjustment factor only under clause (i), (iv) or (v) of paragraph 5, as applicable.
5. If (i) there occurs any reclassification or change of the underlying stock, including, without limitation, as a result of the issuance of any tracking stock or similar security by the underlying stock issuer, (ii) the underlying stock issuer or any surviving entity or subsequent surviving entity of the underlying stock issuer (the “successor corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the underlying stock issuer or any successor corporation with another corporation occurs (other than under clause (ii) above), (iv) the underlying stock issuer is liquidated, (v) the underlying stock issuer issues to all holders of the underlying stock equity securities of an issuer other than the underlying stock issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spin-off event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the underlying stock (any event in clauses (i) through (vi), a “reorganization event”), the “final share price” will be deemed to equal the exchange property value on the valuation date.
In the event exchange property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.
For purposes of determining whether or not the exchange property value is less than the trigger price, “exchange property value” means (x) for any cash received in any reorganization event, the value, as determined by the calculation agent, as of the date of receipt, of the cash received for one share of the underlying stock, as adjusted by the adjustment factor at the time of such reorganization event, (y) for any property other than cash or securities received in any such reorganization event, the market value, as determined by the calculation agent in its sole discretion, as of the date of receipt, of the exchange property received for one share of the underlying stock, as adjusted by the

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Trigger PLUS Based on the Performance of the Apple Inc. due August 5, 2025 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

adjustment factor at the time of the reorganization event and (z) for any security received in any such reorganization event, an amount equal to the closing price, as of the day on which the exchange property value is determined, per share of the security multiplied by the quantity of the security received for each share of the underlying stock, as adjusted by the adjustment factor at the time of such reorganization event.
For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, exchange property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in the tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to exchange property in which an offeree may elect to receive cash or other property, exchange property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.
Following the occurrence of any reorganization event referred to in paragraph 5 above, all references in this document with respect to the Trigger PLUS to “the underlying stock” shall be deemed to refer to the exchange property and references to a “share” or “shares” of the underlying stock shall be deemed to refer to the applicable share or units of the exchange property, unless the context otherwise requires.
No adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the adjustment factor then in effect.  The adjustment factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.  Adjustments to the adjustment factor will be made up to the close of business on the valuation date.
No adjustments to the adjustment factor or method of calculating the adjustment factor will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the final share price of the underlying stock, including, without limitation, a partial tender or exchange offer for the underlying stock.
The calculation agent will be solely responsible for the determination and calculation of any adjustments to the adjustment factor or method of calculating the adjustment factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in this section, and its determinations and calculations will be conclusive in the absence of manifest error.
The calculation agent will provide information as to any adjustments to the adjustment factor or to the method of calculating the amount payable at maturity of the Trigger PLUS made under paragraph 5 above upon written request by any investor in the Trigger PLUS.

Business day:
A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading day:
“Trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, Nasdaq, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Events of default and acceleration:
If the maturity of the Trigger PLUS is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be calculated as if the date of declaration of acceleration were the valuation date.

Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Additional amounts:
We will pay any amounts to be paid by us on the Trigger PLUS without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the

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Trigger PLUS Based on the Performance of the Apple Inc. due August 5, 2025 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Trigger PLUS, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.
However, no Additional Amounts will be payable with respect to a payment made to a holder of the Trigger PLUS or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of a beneficial owner or Payment Recipient:
(i)                   with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;
(ii)                  who is subject to such taxes by reason of the holder being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the Trigger PLUS, the holding of the Trigger PLUS or the receipt of payments thereunder;
(iii)                who is, or who does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares); who is a “specified entity” as defined in proposals to amend the Income Tax Act (Canada) released on April 29, 2022 with respect to “hybrid mismatch arrangements” with respect to Royal Bank of Canada or substantially analogous provisions of any finally enacted amendment to the Income Tax Act (Canada);
(iv)                 who presents such security for payment (where presentation is required, such as if a security is issued in definitive form) more than 30 days after the relevant date; for this purpose, the “relevant date” in relation to any payments on any security means:
a.       the due date for payment thereof (whether at maturity or upon an earlier acceleration), or
b.       if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Trigger PLUS in accordance with the Indenture;
(v)                  who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or deduction or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or
(vi)                 who is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

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For the purposes of clause (iv) above, if a security is presented for payment more than 30 days after the relevant date, we shall only be required to pay such Additional Amounts as shall have accrued as of such 30th day, and no further Additional Amounts shall accrue or become payable after such date.
For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Trigger PLUS.
We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any Canadian taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of the Trigger PLUS (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any Canadian taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Trigger PLUS, and (y) any Canadian taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such Canadian taxes on such holder’s net income or capital.

Employee Retirement Income Security Act:
If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the Trigger PLUS, please review the section of the accompanying prospectus "Benefit Plan Investor Considerations." If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the Trigger PLUS, you should consult your legal counsel.

Form of the Trigger PLUS:	Book-entry
Trustee:	The Bank of New York Mellon
Calculation agent:
RBCCM. The calculation agent will make all determinations regarding the Trigger PLUS. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Terms incorporated in the master note:
All of the terms in “Summary Terms” (except the item captioned “Commissions and issue price”) and the terms above the item captioned “Employee Retirement Income Security Act” and the item "Calculation agent" in “Additional Terms of the Trigger PLUS” of this document.

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Trigger PLUS Based on the Performance of the Apple Inc. due August 5, 2025 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Apple Inc. Overview
Apple Inc. designs, manufactures and markets personal computers and related personal computing and mobile communication devices, along with a variety of related software, services, peripherals and networking solutions.
The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission (the “SEC”) by the underlying company under the Exchange Act can be located by reference to the SEC CIK number 0000320193 through the website at www.sec.gov. In addition, information regarding the underlying company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that those publicly available documents or any other publicly available information regarding the underlying company is accurate or complete.
Information as of market close on July 14, 2023:
Bloomberg Ticker Symbol:	AAPL	52 Weeks Ago:	$148.47
Exchange:	Nasdaq	52 Week High (on 6/30/2023):	$193.97
Current Stock Price:	$190.69	52 Week Low (on 1/5/2023):	$125.02

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Trigger PLUS Based on the Performance of the Apple Inc. due August 5, 2025 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
The table below sets forth the published high and low closing prices of the underlying stock for each quarter from January 1, 2018 through July 14, 2023. The graph below sets forth the daily closing prices of the underlying stock from January 1, 2018 through July 14, 2023. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. You should not take the historical performance of the underlying stock as an indication of its future performance, and no assurance can be given as to the price of the underlying stock on the valuation date.
Common Stock of Apple Inc.	High($)	Low($)
2018
First Quarter	$45.43	$38.79
Second Quarter	$48.50	$40.58
Third Quarter	$57.09	$45.98
Fourth Quarter	$58.02	$36.71
2019
First Quarter	$48.77	$35.55
Second Quarter	$52.94	$43.33
Third Quarter	$55.99	$48.34
Fourth Quarter	$73.41	$54.74
2020
First Quarter	$81.80	$56.09
Second Quarter	$91.63	$60.23
Third Quarter	$134.18	$91.03
Fourth Quarter	$136.69	$108.77
2021
First Quarter	$143.16	$116.36
Second Quarter	$136.96	$122.77
Third Quarter	$156.69	$137.27
Fourth Quarter	$180.33	$139.14
2022
First Quarter	$182.01	$150.62
Second Quarter	$178.44	$130.06
Third Quarter	$174.55	$138.20
Fourth Quarter	$155.74	$126.04
2023
First Quarter	$164.90	$125.02
Second Quarter	$193.97	$160.10
Third Quarter (through July 14, 2023)	$192.46	$188.08

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Trigger PLUS Based on the Performance of the Apple Inc. due August 5, 2025 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Common Stock of Apple Inc. – Historical Closing Prices January 1, 2018 to July 14, 2023

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Trigger PLUS Based on the Performance of the Apple Inc. due August 5, 2025 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Canadian Federal Income Tax Consequences
An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.
The Canadian tax disclosure in the prospectus also assumes that a Non-resident Holder (i) does not dispose of the Trigger PLUS to an entity that is a “specified entity” (as defined in proposed amendments released by the Department of Finance (Canada) on April 29, 2022) (the “Hybrid Mismatch Proposals”) with respect to such holder or in respect of which the holder is a “specified entity”; (ii) does not dispose of the Trigger PLUS under, or in connection with a “structured arrangement” (as defined in the Hybrid Mismatch Proposals); and (iii) is not an entity in respect of which Royal Bank of Canada is a “specified entity”.
Supplemental Discussion of U.S. Federal Income Tax Consequences
The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the Trigger PLUS. It does not purport to be a complete analysis of all tax considerations relating to the Trigger PLUS. Prospective purchasers of the Trigger PLUS should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the Trigger PLUS and receiving payments under the Trigger PLUS. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.
Supplemental U.S. Tax Considerations
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement.  It applies only to those initial holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. It does not apply to holders subject to special rules including holders subject to Section 451(b) of the Code.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE TRIGGER PLUS SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE TRIGGER PLUS ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE TRIGGER PLUS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
We will not attempt to ascertain whether the underlying company would be treated as a “U.S. real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended (the “Code”).  If the underlying company were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively.  You should refer to any available information filed with the SEC and other authorities by the underlying company and consult your tax advisor regarding the possible consequences to you in this regard.
In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat a Trigger PLUS as a pre-paid cash-settled derivative contract in respect of the underlying stock for U.S. federal income tax purposes, and the terms of the Trigger PLUS require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Trigger PLUS for all tax purposes in accordance with such characterization.  If the Trigger PLUS are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the Trigger PLUS in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Trigger PLUS. In general, a U.S. holder’s tax basis in the Trigger PLUS will be equal to the price the holder paid for the Trigger PLUS.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.
The holding period for securities of a U.S. holder who acquires the Trigger PLUS  upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the Trigger PLUS. If the Trigger PLUS are held by the same U.S. holder until maturity, that holder’s holding period will generally include the maturity date.
Alternative Treatments.  Alternative tax treatments of the Trigger PLUS are also possible and the Internal Revenue Service (the “IRS") might assert that a treatment other than that described above is more appropriate.  For example, it is possible to

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Trigger PLUS Based on the Performance of the Apple Inc. due August 5, 2025 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
treat the Trigger PLUS, and the IRS might assert that a Trigger PLUS should be treated, as a single debt instrument. Pursuant to such characterization, since the Trigger PLUS have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the Trigger PLUS are so treated, a holder would generally be required to accrue interest income over the term of the Trigger PLUS based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with terms and conditions similar to the Trigger PLUS.  In addition, any gain a holder might recognize upon the sale, exchange or maturity of the Trigger PLUS would generally be ordinary income and any loss recognized by a holder at such time would generally be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the Trigger PLUS, and thereafter, would be capital loss.
Because of the absence of authority regarding the appropriate tax characterization of the Trigger PLUS, it is also possible that the IRS could seek to characterize the Trigger PLUS in a manner that results in tax consequences that are different from those described above.  For example, the IRS could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the Trigger PLUS should be treated as ordinary gain or loss.
The IRS has released a notice that may affect the taxation of holders of the Trigger PLUS.  According to the notice, the IRS and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the Trigger PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance will ultimately be issued, if any.  It is possible, however, that under such guidance, holders of the Trigger PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The IRS and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code, which generally operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge, might be applied to such instruments. Further, future legislation, including legislation based on bills previously introduced in Congress, may tax all derivative instruments on a mark-to-market basis, requiring holders of such derivative instruments to take into account annually gains and losses on such instruments as ordinary income. The adoption of such legislation or similar proposals may significantly impact the tax consequences from an investment in the Trigger PLUS, including the timing and character of income and gain on the Trigger PLUS. We intend to treat the Trigger PLUS for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and IRS determine that some other treatment is more appropriate. You should consult your tax advisor as to the tax consequences of possible alternative characterizations of your Trigger PLUS for U.S. federal income tax purposes and proposals to change the taxation of certain derivative instruments.
Backup Withholding and Information Reporting. Payments made with respect to the Trigger PLUS and proceeds from the sale or exchange of the Trigger PLUS may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the IRS or allowed as a credit against the holder's U.S. federal income tax liability, provided the holder makes a timely filing of an appropriate tax return or refund claim to the IRS.
Reports will be made to the IRS and to holders that are not exempted from the reporting requirements.
Non-U.S. Holders.  The following discussion applies to non-U.S. holders of the Trigger PLUS. A non-U.S. holder is a beneficial owner of a Trigger PLUS that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
Except as described below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Trigger PLUS, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the Trigger PLUS.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a U.S. trade or business, subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an

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Trigger PLUS Based on the Performance of the Apple Inc. due August 5, 2025 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Trigger PLUS are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Trigger PLUS. However, it is possible that the Trigger PLUS could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events, and following such occurrence the Trigger PLUS could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Trigger PLUS should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Trigger PLUS and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the Trigger PLUS for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Trigger PLUS to become subject to withholding tax, we (or the applicable withholding agent) will withhold tax at the applicable statutory rate.  The IRS has also indicated that it is considering whether income in respect of instruments such as the Trigger PLUS should be subject to withholding tax.  We will not be required to pay any additional amounts in respect of such withholding.  Prospective investors should consult their own tax advisors in this regard.
Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S.-source payments, including interest (and original issue discount), dividends, and other fixed or determinable annual or periodical gains, profits and income (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with the legislation. In addition, the Trigger PLUS may constitute a “financial account” for these purposes and thus be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
The U.S. Treasury Department has proposed regulations that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the sale or disposition of financial instruments of a type which can produce U.S. source interest or dividends. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization, and the discussion above assumes the proposed regulations will be finalized in their proposed form with retroactive effect.
If we (or the applicable withholding agent) determine withholding is appropriate with respect to the Trigger PLUS, tax will be withheld at the applicable statutory rate, and we (or the applicable withholding agent) will not pay any additional amounts in respect of such withholding. Therefore, if such withholding applies, any payments on the Trigger PLUS will be significantly less than what you would have otherwise received. Depending on your circumstances, these amounts withheld may be creditable or refundable to you. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Trigger PLUS.

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Trigger PLUS Based on the Performance of the Apple Inc. due August 5, 2025 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Use of Proceeds and Hedging
The net proceeds from the sale of the Trigger PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the Trigger PLUS. The initial public offering price of the Trigger PLUS includes the underwriting discount and commission and the estimated cost of hedging our obligations under the Trigger PLUS.
Supplemental Information Regarding Plan of Distribution;
Conflicts of Interest
Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the Trigger PLUS from Royal Bank of Canada for distribution to Morgan Stanley Wealth Management.  RBCCM will act as agent for the Trigger PLUS and will receive a fee of $25.00 per $1,000 stated principal amount and will pay to MSWM a fixed sales commission of $20.00 for each of the Trigger PLUS they sell. Of the amount per $1,000 stated principal amount received by RBCCM, RBCCM will pay MSWM a structuring fee of $5.00 for each Trigger PLUS. The costs included in the original issue price of the Trigger PLUS will include a fee paid by RBCCM to LFT Securities, LLC, an entity in which an affiliate of MSWM has an ownership interest, for providing certain electronic platform services with respect to this offering.
MSWM may reclaim selling concessions allowed to individual brokers within MSWM in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the Trigger PLUS distributed by such brokers.
Delivery of the Trigger PLUS will be made against payment for the Trigger PLUS on July 19, 2023, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”).  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Trigger PLUS more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the Trigger PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.
The value of the Trigger PLUS shown on your account statement may be based on RBCCM’s estimate of the value of the Trigger PLUS if RBCCM or another of our affiliates were to make a market in the Trigger PLUS (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Trigger PLUS in light of then prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately 12 months, the value of the Trigger PLUS that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the Trigger PLUS at that time. This is because the estimated value of the Trigger PLUS will not include the agent’s commission and our hedging costs and profits; however, the value of the Trigger PLUS shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the Trigger PLUS. This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your Trigger PLUS, it expects to do so at prices that reflect its estimated value.
Each of MSWM and any other broker-dealer offering the Trigger PLUS have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Trigger PLUS to, any retail investor in the European Economic Area (“EEA”). For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Trigger PLUS to be offered so as to enable an investor to decide to purchase or subscribe the Trigger PLUS, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) (No 2017/1129) (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Trigger PLUS or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the Trigger PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Each of MSWM and any other broker-dealer offering the Trigger PLUS have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Trigger PLUS to any retail investor in the United Kingdom. For

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Trigger PLUS Based on the Performance of the Apple Inc. due August 5, 2025 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018; or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK PRIIPs Regulation”) for offering or selling the Trigger PLUS or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Trigger PLUS or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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Trigger PLUS Based on the Performance of the Apple Inc. due August 5, 2025 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Structuring the Trigger PLUS
The Trigger PLUS are our debt securities, the return on which is linked to the performance of the underlying stock. As is the case for all of our debt securities, including our structured notes, the economic terms of the Trigger PLUS reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under the Trigger PLUS at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate, rather than the secondary market rate, along with the fees and expenses associated with structured notes, reduced the initial estimated value of the Trigger PLUS at the time their terms were set. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the Trigger PLUS determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Trigger PLUS than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Trigger PLUS, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the underlying stock, and the tenor of the Trigger PLUS. The economic terms of the Trigger PLUS and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the Trigger PLUS reduced the economic terms of the Trigger PLUS to you and resulted in the initial estimated value for the Trigger PLUS on the pricing date being less than their public offering price. See “Risk Factors—The initial estimated value of the Trigger PLUS is less than the price to the public” above.

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Trigger PLUS Based on the Performance of the Apple Inc. due August 5, 2025 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Validity of the Trigger PLUS
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Trigger PLUS has been duly authorized by all necessary corporate action of the Issuer in conformity with the Indenture, and when the Trigger PLUS have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Trigger PLUS will be validly issued and, to the extent validity of the Trigger PLUS is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, will be valid obligations of the Issuer, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Trigger PLUS or the Indenture which may be limited by applicable law, to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 14, 2021, which has been filed as Exhibit 5.3 to the Issuer's Form 6-K filed with the SEC dated September 14, 2021.
In the opinion of Ashurst LLP, when the Trigger PLUS have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Trigger PLUS will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated September 14, 2021, which has been filed as Exhibit 5.4 to the Issuer's Form 6-K dated September 14, 2021.

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